EXHIBIT 10.1

AMENDMENT NO. 3
To the Contract dated 11 September 2013 made between
Jurong Shipyard Pte Ltd and Helix Q7000 Vessel Holdings S.a.r.l

This AMENDMENT NO. 3 (“Amendment No. 3”) is made this 15th day of November, 2017

BY and BETWEEN:-

(1)	JURONG SHIPYARD PTE. LTD., a corporation organised under the laws of Singapore, having its registered office at 29 Tanjong Kling Road, Singapore 628054 (the “Builder”);

And

(2)	HELIX Q7000 VESSEL HOLDINGS S.a.r.l.(“the Owner”)

collectively called “the Parties”, and “Party” shall refer to either one of them

WHEREAS

A.
The Builder and the Owner entered into a contract (“Contract”) dated 11th September 2013 for the construction and delivery to Owner of one (1) unit of Well Intervention Semisubmersible Unit (“Vessel”). The Contract was amended by Amendment Agreement No.1 and Amendment Agreement No. 2 to defer the Delivery of the Vessel under the Contract (“Amendment No.1” and “Amendment No. 2” respectively).

B.	The Owner has requested and the Builder has agreed to further deferment the Delivery of the Vessel under the Contract, subject to the terms and conditions herein.

NOW therefore the Parties agree as follows:

1.
The Contract will be amended on the terms and in the manner set out below. In the event of conflict between this Amendment No. 3 and the Contract as amended by Amendment No. 1 and Amendment No. 2, the terms of this Amendment No. 3 shall prevail.

2.
This Amendment No. 3 shall be supplemental to and shall form an integral part of the Contract. Nothing in this Amendment No. 3 shall be construed as constituting a release or discharge of the Parties from their obligations and liabilities under the Contract, Amendment No. 1, and Amendment No. 2 and save as amended by this Amendment No. 3, the Contract shall continue in full force and effect and where necessary shall be read and construed as if the terms of this Amendment No. 3 were inserted thereon by way of addition or substitution (as the case may be). All capitalised terms used in this Amendment No. 3 shall have the same meaning as terms used in the Contract unless separately defined herein.

3.
(a)     The required date for Delivery of the Vessel is hereby amended to be 31 December 2019. There shall be no change to the date of Completion of the Vessel in the Programme agreed to pursuant to Clause 3 of Amendment No. 1, which shall be no later than 31 December 2017, subject to Clause 6 of Amendment No. 2 with respect to items not required for Completion but which shall be completed for Delivery.

(b)     If the Owner shall require the delivery of the Vessel after the Completion but prior to 31 December 2019, it shall give not less than sixty (60) days notice to the Builder of its intention to take delivery of the Vessel.

4.	The payment of the Contract Price under the Contract shall be revised as follows:

Percentage of Contract Price	Payment
20%	Upon execution of Contract
20%	25 June 2016
20%	31 December 2017
20%	31 December 2018
20%	Delivery

4.1    Clause 22.2 of the Contract shall be deleted in its entirety and replaced with the following:

“22.2    Upon execution of this Contract, Owner shall pay 20% of the Contract Price as indicated in the payment schedule in Section 3 - Schedule of Prices. The remainder of the Contract Price shall be paid as set forth in Clauses 3.6.3, 3.6.4 and 3.6.5 of Section 3 - Schedule of Prices. In respect of Variation Orders, each invoice shall describe the Work performed completed in sufficient detail, with accompanying documentation substantiating the Work performed for which such invoice is issued.”

4.2	Paragraph 3.6 of Section 3 - Schedule of Prices of the Contract shall be deleted in its entirety and replaced with the following:

“3.6    INSTALMENTS

The Owners shall pay the Contract Price which shall become due and payable to the Builder in instalments as follows:-

3.6.1
First Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid within 3 banking days from the date of this Contract.

3.6.2	Second Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid on or before 25 June 2016.

3.6.3	Third Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid on or before 31 December 2017.

3.6.4	Fourth Instalment: The sum of United States Dollars Sixty-Nine Million and Two Hundred Thousand (US$69,200,000) equivalent to 20% of the Contract Price shall be paid on or before 31 December 2018.

3.6.4
Final Instalment: The sum of United States Dollars One Hundred and Thirty Eight Million and Four Hundred Thousand (US$69,200,000), equivalent to 20% of the Contract Price shall be paid upon Delivery of the Vessel.

All payments of instalments to be made by the Owners shall be made promptly upon the presentation of the Builder’s invoices and in full and without any set off, abatement, counterclaim, withholding or deduction, except as may be provided in this Contract.

Payment for Variation Orders shall be negotiated and agreed through a Change Order Process.”

5.
In consideration for this further deferment of the Delivery, the Owner shall, in addition to its payment obligations under Section 3.6 of the Contract (as amended) and Clause 5 of Amendment No. 1 (but without duplication):

(a)
make payment of the Builder’s delay costs at USD28,438.00 per day after Builder’s issuance of the Completion Certificate, such amounts to be payable monthly in arrears upon presentation of Builder’s invoice to the Owner, until 31 December 2018; and

(b)
make payment of the Builder’s delay costs at USD14,178 per day (or part thereof) from 1 January, 2019 to 31 December, 2019 or to until the actual date of Delivery to Owner, whichever occurs first, such amounts to be payable monthly in arrears upon presentation of Builder’s invoice to the Owner; and

(c)
reimburse the Builder for additional costs incurred based on the unit rates set out in the Contract and Appendix 1 herein after issuance of the Completion Certificate by the Builder and arising out of the deferral of Delivery, including costs of production personnel for the safe keeping of the Vessel, yard facilities, utility and any reasonable miscellaneous out-of-pocket costs arising out of or in relation to the deferment of the Delivery that are directly attributable to Builder’s maintenance or construction of the Vessel; and

(d)
reimburse the Builder for additional costs incurred after issuance of the Completion Certificate by the Builder for insurance and warranty extension (where warranty extension is requested by Owner) arising out of or in relation to the deferment of the Delivery. Where Owner wishes to seek such warranty extension, it shall make its request for warranty extension in writing a minimum of 45 days before the expiry of its existing warranty period. Buyer shall only be required to grant to Owner an extension of warranty corresponding to the length of warranty extension that it is able to secure from its vendors, suppliers, and subcontractors, in respect of the Vessel. Where no warranty extension is requested by Owner, the warranty of the Vessel shall be deemed to lapse on the expiry of the original Warranty Period.

The above costs shall be charged on a time and material basis and shall be payable each month to the Builder upon presentation of invoices by the Builder to the Owner, which shall include all relevant supporting documentation for Builder’s charges. The foregoing costs shall not be chargeable to Owner for any day after the scheduled Delivery Date that the Builder has failed to deliver the Vessel to the Owner, unless and to the extent such delay is caused by Owner’s omission or Force Majeure.

Clause 5 of Amendment No. 2 is deleted, but Owner shall continue to be obliged to make payment in respect of any payment obligation already accrued thereunder.

6.	A new sub-clause 15.2 is added after the existing clause 15.1, as follows:

“15.2 In addition to the office space provided for in clause 15.1 herein, Builder shall provide office facilities and car parking for 12 people, for the period of 60 days prior to delivery of the Vessel.”

7.	Save as aforesaid, all terms and conditions of the Contract, Amendment No. 1, and Amendment No. 2 shall remain unchanged and be in full force and effect.

8.
Each Party agrees that upon the other Party’s written request, the Party shall obtain the written acknowledgment of respective parent companies that their Parent Company Guarantees both dated 11 September 2013 shall not be released or discharged in any way otherwise than in accordance with the terms of the respective parent company guarantees.

9.	This Amendment No. 3 shall be governed by English Law.

10.	This Amendment No. 3 shall be executed in counterparts.

11.	This Amendment No. 3 contains the entirety of the Parties’ agreement with respect to the matters set forth herein and may not be altered or amended by prior evidence, whether oral or written.

For and on behalf of	}
Helix Q7000 Vessel Holdings S.a.r.l.	}
/s/ Erik Staffeldt	}
Name: Erik Staffeldt	}
Title: Class A Manager	}

For and on behalf of	}
Helix Q7000 Vessel Holdings S.a.r.l.	}
/s/ Erik Haymann	}
Name: Erik Haymann	}
Title: Class A Manager	}

For and on behalf of	}
Jurong Shipyard Pte Ltd	}
/s/ William Gu Weiguang	}
Name: William Gu Weiguang	}
Title: General Manager, Offshore	}